Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-90454, 33-96076, 33-80899, 333-02194, 333-09075, 333-34031, 333-66997, 333-89983, 333-43254, 333-59274, 333-71598, 333-96711, 333-96713, 333-107012, 333-116883 and 333-129006 on Form S-8 of our reports dated March 9, 2006 relating to the financial statements and financial statements schedule of FileNet Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of FileNet Corporation for the year ended December 31, 2005.

/s/ Deloitte and Touche LLP

Deloitte and Touche LLP

Costa Mesa, California

March 9, 2006